Exhibit 10.01
Amendment to The Hartford Excess Savings Plan IA

The Hartford Excess Savings Plan IA (the “Plan”) is hereby amended as follows, effective January 1, 2019:

1.	Subsection (C)(i) of Section 3.1 of the Plan titled “Receipt of Hardship Withdrawal under the Qualified Plan” and which reads as follows is hereby deleted:

If a Member receives a hardship withdrawal under the Qualified Plan, and such Member ceases certain savings for a period of not less than 6 months pursuant to the Qualified Plan, such Member shall be deemed an ineligible Member for such 6 month period. Such Member shall no longer be deemed an ineligible Member as of the first day of the Plan Year following the end of such 6 month period.

2.	Subsection (C)(ii) of Section 3.1 of the Plan titled “Partial Ineligibility of Certain Members” shall be renumbered Subsection (C)(i).

HARTFORD FIRE INSURANCE COMPANY

Date:	November 4, 2019	/s/ Martha Gervasi
Martha Gervasi
Executive Vice President & Chief Human Resources Officer

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